Exhibit 10.1

AMENDMENT NO. 1 TO
EXECUTIVE EMPLOYMENT AGREEMENT

This amendment dated May 24, 2022 (the “Amendment”) amends the executive employment agreement dated September 2, 2021 (“Agreement”), by and between Waitr Holdings Inc., a Delaware corporation (the “Company”) and Armen Yeghyazarians (“Executive”), and is effective the 17th day of June, 2022 (“Effective Date”).
WHEREAS, the Company and Executive desire to amend the Agreement to reflect increased responsibility and compensation as detailed herein;
NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Amendment and Restatement of Section 2.1. Section 2.1 of the Agreement is hereby amended and restated in its entirety as follows:
Position. During the Employment Term and effective on the Effective Date, Executive shall serve as the Chief Accounting Officer and Chief Financial Officer of the Company, reporting to the chief executive officer or Board of Directors of the Company (the “Board”). In such position, Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the chief executive officer (or the Board), which duties, authority, and responsibilities are consistent with Executive’s position. Executive shall, if requested, also serve as a member of the Board or as an officer or director of any affiliate of the Company for no additional compensation.
2.Amendment of Section 4.1. Section 4.1 of the Agreement is hereby amended to add the following sentence:
Commencing on the Effective Date, the Base Salary shall increase to $300,000 per year.
3.No Other Amendments. Except as set forth in Sections 1 and 2 of this Amendment, the Agreement shall remain in full force and effect as currently in effect and, by execution of this Amendment, each party re-affirms the provisions and terms of the employment relationship set forth in the Agreement (as amended by this Amendment).
4.Severability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable, all other provisions of this Amendment shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be effected thereby.
5.Counterparts. This Amendment may be executed in multiple counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

6.Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof.
7.Defined Terms. Defined terms used in this Amendment shall have the meaning ascribed to them herein or in the Agreement.
IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment or has caused this Amendment to be executed on its behalf by a representative duly authorized, to be effective on the Effective Date.

Waitr Holdings, Inc.

By: /s/ Carl Grimstad
Carl Grimstad, Chief Executive Officer

Executive

/s/ Armen Yeghyazarians
Armen Yeghyazarians